Business License

(Duplicate) (2-1)

Unified Social Credit Identifier: 914403003427480000

Enterprise Name: Mishan City Shenmi Dazhong Management Consulting Partnership (Limited Partnership)

Type of Enterprise: Limited Liability Company (Sole Investment by Taiwan, Hong Kong and Macao Legal Person)

Address: Eighth Committee of Lianzhushan Town, Mishan City

Legal Representative: Xia Changbin

Registered Capital:

Date of Establishment: 15 October 2018

Validity Term: Sustainable operation

Scope of operation: Enterprise Management Consultation, Enterprise Information Consultation, Economic Information Consultation, Education Information Consultation, Investment and Establishment of Industries

Mishan Market Supervision and Administration (seal)

April 28, 2019